Exhibit 10.11

Summary Description

Management Performance Plan 2010 Payable 2011

Effective January 1, 2010

Objective

The objective of the Management Performance Plan is to provide incentive to all eligible employees of FBL Financial Group, Inc., in the form of an annual cash payment, for the achievement of a predetermined set of corporate goals. The goals may apply to operations and results of the entire enterprise or may apply to a segment of the business or the operations within a geographical area of the business. Payment of cash incentives pursuant to achievement of the goals will be subject to the Company meeting triggers pre-established by the Management Development and Compensation Committee. Triggers may relate to profitability, stability, positive surplus and levels of capital, among other matters, and may be applied across the Company or by defined groups within the Company. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.

Administration

The Management Performance Plan is approved annually by the Board of Directors through the Management Development and Compensation Committee. The program will be administered under the sponsorship of the company's Goals Committee, to consist of the FBL Management Team, subject to oversight of the Management Development and Compensation Committee.

Corporate Goals

Each plan year, the Board of Directors through the Management Development and Compensation Committee will authorize a set of corporate goals as the measure of performance necessary to receive the cash incentive. The performance goals will focus on key metrics for growth, efficiency, and profitability. The goals and weighting of goals may differ for various business segments, teams or individuals within the overall Company, as deemed appropriate by the Management Development and Compensation Committee.

Attainment of Goals

Each goal will be measured separately in the determination of the attainment level. The actual value assigned to each goal (which determines the cash incentive eligible to employees) depends on the level of achievement of each corporate goal.

Employees are divided in Tiers and Groups, based upon salary grade, as defined below. For Tier I, Group IV and Tiers II and III, if 75 percent or more of a goal is achieved, then its actual value can range from 75 to 150 percent of the base value, depending on the level of attainment.

Threshold - The minimum level of achievement at which a cash incentive is provided.

75% of base value paid at threshold level

Target - The level of achievement that is targeted for each goal.

100% of base value paid at target level

Cap - The level of achievement at or above which the maximum cash incentive is provided.

150% of base value paid at cap level

For Tier I, Groups I, II and III, if 75 percent or more of a goal is achieved, then its actual value can range from 50 to 200 percent of the base value, depending on the level of attainment.

Threshold - The minimum level of achievement at which a cash incentive is provided.

50% of base value paid at threshold level

Target - The level of achievement that is targeted for each goal.

100% of base value paid at target level

Cap - The level of achievement at or above which the maximum cash incentive is provided.

200% of base value paid at cap level

Tiers, Groups and base salary target

Tier I

Group 1 - 60% target

Chief Executive Officer; Chief Financial Officer; Executive Vice President, Operations; Executive Vice President, Marketing & Distribution; Executive Vice President, Farm Bureau Life; Vice President, General Counsel and Secretary;

Tier I

Group II - 45% target

Executive Vice President, Chief Investment Officer; Chief Actuary; Vice President - Information Technology; Vice President - Strategy & Business Development; Vice President - Finance

Tier I

Group III - 40% target

Vice President - EquiTrust

Tier I
Group IV - 33% target
Executive Group - Grade 50 employees

Tier II - 15% target
Grade 45
All participants
Tier III - 12% target
Grade 44
All participants

Any changes to this plan that are needed as the result of changes to existing job titles, reclassification of existing positions or the creation of management positions not covered by this plan, may be made by the Chief Executive Officer in consultation with the chair of the Management Development and Compensation Committee.

Eligible Participants

Participation in the Management Performance Plan includes full-time, salary grade 44 and above employees of FBL Financial Group, Inc. who are classified as active employment status as of the last working day of the plan year. The plan does not cover employees participating in an employee incentive plan, crop insurance incentive plan or any other non-equity incentive-eligible program.

1. Part-time or high-time, salary grade 44 and above employees of FBL Financial Group, Inc. are not eligible to participate in the Management Performance Plan.

2. Agents, Agency Managers, temporary employees, independent contractors, per diem adjusters, and leased employees are not eligible to participate in the Management Performance Plan.

3. For employees who transfer from full-time, grade 44+ to part-time or high-time during the year, the cash incentive will be prorated based upon completed service as an eligible employee during the plan year. For employees who transfer from full-time, grade 44+ to temporary, all rights to a cash incentive will be forfeited.

4. Cash incentive payments for eligible newly hired employees or current employees who become eligible for the Management Performance Plan during the plan year will be prorated based upon completed service as an eligible employee during the plan year.

5. In the event an employee's active employment terminates prior to the last working day of the plan year by reason of retirement, reduction in complement, transfer to Farm Bureau agent or Agency Manager status, company transfer to a multi-line state Farm Bureau affiliate, military leave, permanent disability, or death, the cash incentive payment will be prorated based upon completed service as an eligible employee during the plan year, assuming all other criteria have been met.

6. Payment for deceased employee's cash incentive pay will be made to the beneficiary on record for group life insurance, if living; otherwise to surviving spouse, if living; otherwise to employee's estate.

7. In the event an employee's active employment terminates prior to the last working day of the plan year for any other reason not included in bullet #5, all rights to a cash incentive will be forfeited.

Participation in the Management Performance Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.

Base Salary

Cash incentive payments are made based on a percentage of the participant's base salary, based on the level of achievement of corporate goals as determined by the Management Development and Compensation Committee. For this purpose, base salary consists of the employee's regular monthly rate of pay, including any retro pay adjustments, during the plan year. Cash payments for unused vacation at termination are not included in base salary.

Payments of Cash Incentives

Subject to the negative discretion of the Management Development and Compensation Committee to limit or eliminate payment of cash incentives, payments will be made annually to each eligible participant, subject to the attainment level of the goals, on or before March 15 for the prior plan year. For example, payment based upon attainment of 2010 goals will be made no later than March 15, 2011.

Cash incentive payments made under the Management Performance Plan are considered compensation for purposes of calculating group life, accidental death & dismemberment, and disability income benefits. In addition, this cash incentive payment will be included in the calculation of retirement benefits.

Cash incentive payments will be made in a single, separate, lump sum payment and are subject to federal and state taxes. Cash incentive payments may also be subject to court-ordered child support, garnishments, wage assignments and tax levies. Cash incentive payments are not subject to voluntary payroll deductions, including but not limited to 401(k) loan payments, United Way, insurance premium and flex deductions. Cash incentive payments for active employees are eligible for the 401(k) deduction and 401(k) match provision.

Employees Grade 50 and above may elect to defer cash incentive payments in accordance with all terms and conditions of the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan.

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